Sub-Item 77I

The Dreyfus/Laurel Funds Trust

-Dreyfus Global Equity Income Fund

-Dreyfus International Bond Fund

At a meeting held on April 24-25, 2013, the Registrant’s Board members approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the documents incorporated by reference below:

1. The sections of the Registrant's Prospectus under the headings "Fund Summary-Fees and Expenses" and "Shareholder Guide" and the Registrant's Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 177 to the Registrant's Registration Statement on Form N-1A, filed on June 26, 2013, effective as of July 1, 2013.

2. The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n)(3) of Post-Effective Amendment No. 177  to the Registrant’s Registration Statement on Form N-1A, filed on June 26, 2013.